Exhibit 16.1

June 3, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:
We have read the attached Item 4.01 of Form 8-K for Mod Hospitality, Inc. f/k/a PSPP Holdings, Inc., which we understand will be filed with the Securities and Exchange Commission, as part of the Form 8-K of Mod Hospitality, Inc. f/k/a PSPP Holdings, Inc. dated July 9, 2008.

We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Conner & Associates, PC